Exhibit 99.1

Conversion Exploration Committee of Texas Pacific Land Trust Provides Update

Trust Retains Credit Suisse as Financial Advisor

September 30, 2019 08:30 AM Eastern Daylight Time

DALLAS--(BUSINESS WIRE)--The Conversion Exploration Committee (the “Committee”) of Texas Pacific Land Trust (NYSE: TPL) (the “Trust” or “TPL”) today provided the first in a series of updates on its deliberations.

 The Trust, after Trust management and the Committee interviewed a number of potential financial advisors, retained Credit Suisse to assist the Trust and the Committee in developing its recommendation to the Trustees.

The Committee’s deliberations to date have been productive and informative. The Committee has met three times, both in person and over the phone. Although its deliberations are confidential, the Committee will provide monthly progress reports to shareholders as required by its Charter before issuing a final recommendation by the end of year.

The Committee is chaired by John R. Norris III and David E. Barry, the incumbent Trustees of TPL. Its additional members are (in alphabetical order): Four-Star General Donald G. Cook, USAF (Retired); Craig Hodges, Chief Executive Officer of Hodges Capital; Dana McGinnis, Founder and Chief Investment Officer of Mission Advisors; Eric L. Oliver, Founder and President of SoftVest Advisors and Murray Stahl, Chairman of Horizon Kinetics.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner.

Contacts
Sydney Isaacs
(713) 343-0427
sri@abmac.com
Abernathy MacGregor

Christen Bagley
(713) 343-0427
cdb@abmac.com/